As filed with the Securities and Exchange Commission on January 27, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORTIS INC.

(Exact name of registrant as specified in its charter)

Newfoundland and Labrador, Canada (State or other jurisdiction of incorporation or organization)	98-0352146 (I.R.S. Employer Identification No.)

Fortis Place, Suite 1100
5 Springdale Street
St. John’s, Newfoundland and Labrador
Canada A1E 0E4
(709) 737-2800
(Address, Including Zip Code, of Principal Executive Offices)

Fortis Inc. Amended and Restated 2012 Employee Share Purchase Plan

(Full title of plan)

FortisUS Inc.

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(302) 658-7581

(Name, address and telephone number, including area code of agent for service)

with copies to:

David C. Bennett
Executive Vice President,
Chief Legal Officer
and Corporate Secretary
Fortis Inc.

Fortis Place, Suite 1100
5 Springdale Street

St. John’s, Newfoundland and Labrador, Canada
A1E 0E4
(709) 737-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (do not check if a smaller reporting company) ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common shares, without par value	600,000	$31.07	$18,642,000	$2,160.61

(1)                 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares of Fortis Inc. (the “Company” or the “Registrant”) that may be offered and issued under the Fortis Inc. Amended and Restated 2012 Employee Share Purchase Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)                 Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act.  The proposed maximum offering price per share is based on the average of the high ($31.19) and low ($30.94) prices of the Company’s common shares, as reported on the New York Stock Exchange as of January 20, 2017.

(3)                 Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $115.90 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a)                                 The prospectus filed by the Company with the Commission on May 17, 2016 pursuant to Rule 424(b) under the Securities Act in connection with the Company’s Registration Statement on Form F-4 (Commission File No. 333-210261) initially filed with the Commission on March 17, 2016, as amended.

(b)                                 The Company’s reports on Form 6-K furnished to the Commission on July 29, 2016, November 4, 2016 and November 23, 2016.

(c)                                  The description of the common shares of the Company contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-37915), filed with the Commission on October 12, 2016, and any reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing.  Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Corporations Act (Newfoundland and Labrador) (the “Corporations Act”), except in respect of an action by or on our behalf to obtain a judgment in our favor, we may indemnify a director or officer, a former director or officer, or a person who acts or has acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (a “body corporate”), and his or her heirs and legal representatives (each, an “indemnified person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnified person in respect of any civil, criminal or administrative action or proceeding to which the indemnified person is made a party by reason of being or having been our director or officer or that of a body corporate, if the director or officer to be indemnified (i) acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. We may with the approval of a court indemnify an indemnified person in respect of an action by or on our behalf to obtain a judgment in our favor, to which the person is made a party because of being or having been our director or officer, against all costs, charges and expenses reasonably incurred by the person in connection with the action where the person fulfils the conditions set out in (i) and (ii) above.

Under Section 207 of the Corporations Act, notwithstanding the above, an indemnified person is entitled to indemnity from us in respect of costs, charges and expenses reasonably incurred by the person in connection with the defense of a civil, criminal or administrative action or proceeding to which the person is made a party because of being or having been our director or officer or a director or officer of a body corporate, where the person seeking indemnity:

•                  was substantially successful on the merits in his or her defense of the action or proceeding;

•                  qualifies in accordance with the standards set out in the above paragraph; and

•                  is fairly and reasonably entitled to indemnity.

In addition, we may purchase and maintain insurance for the benefit of an indemnified person against liability incurred by the person (a) in his or her capacity as our director or officer, except where the liability relates to his or her failure to act honestly and in good faith with a view to our best interests; or (b) in his or her capacity as a director or officer of another body corporate where he or she acts or acted in that capacity at our request, except where the liability relates to his or her failure to act honestly and in good faith with a view to the best interests of that body corporate.

Subject to the above provisions of the Corporations Act, our by-laws require us to indemnify a director or officer, a former director or officer, or a person who acts or has acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, or his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with us or such other entity. Our by-laws authorize us to purchase and maintain insurance for the benefit of any such person against such liabilities and in such amounts as our board may determine and are permitted by the Corporations Act. Our by-laws further authorize us to execute indemnity agreements evidencing our indemnity in favor of the foregoing persons to the full extent permitted by law. Our by-laws provide that, unless prohibited by the Corporations Act, we may advance moneys to any director, officer or other person for the costs, charges and expenses of any such proceeding; provided, however, that such person must repay the moneys to us if the individual is found to not be entitled to indemnification under Section 207 of the Corporations Act.

We have purchased insurance against potential claims against our directors or officers and against loss for which we may be required or permitted by law to indemnify such directors and officers. We have also entered into indemnity agreements with our directors and officers which provide, among other things, that we will indemnify such persons to the full extent permitted by law. Pursuant to these agreements, we have agreed to provide such persons an advance of defense costs prior to final disposition of a proceeding, subject to an obligation for such persons to repay such advance if the individual is found to not be entitled to indemnification under Section 207 of the Corporations Act or otherwise at law.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index to this Registration Statement is incorporated herein by reference as the list of exhibits required as part of this Registration Statement.

Item 9.  Undertakings.

(a)                                 The Registrant hereby undertakes:

1.              To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. John’s, Province of Newfoundland and Labrador, Country of Canada, on January 27, 2017.

FORTIS INC.

By:	/s/ Karl W. Smith
Name:	Karl W. Smith
Title:	Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Barry V. Perry, Karl W. Smith and David C. Bennett, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities indicated below.

Name	Title	Date

/s/ Barry V. Perry	President and Chief Executive Officer, Director	January 27, 2017
Barry V. Perry	(Principal Executive Officer)

/s/ Karl W. Smith	Executive Vice President, Chief Financial Officer	January 27, 2017
Karl W. Smith	(Principal Financial Officer and Accounting Officer)

/s/ Douglas J. Haughey	Chairman of the Board of Directors	January 27, 2017
Douglas J. Haughey

/s/ Tracey C. Ball	Director	January 27, 2017
Tracey C. Ball

/s/ Pierre J. Blouin	Director	January 27, 2017
Pierre J. Blouin

/s/ Peter E. Case	Director	January 27, 2017
Peter E. Case

/s/ Maura J. Clark	Director	January 27, 2017
Maura J. Clark

/s/ Margarita K. Dilley	Director	January 27, 2017
Margarita K. Dilley

/s/ Ida J. Goodreau	Director	January 27, 2017
Ida J. Goodreau

/s/ Harry McWatters	Director	January 27, 2017
Harry McWatters

/s/ Ronald D. Munkley	Director	January 27, 2017
Ronald D. Munkley

/s/ David G. Norris	Director	January 27, 2017
David G. Norris

/s/ Jo Mark Zurel	Director	January 27, 2017
Jo Mark Zurel

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Fortis Inc. in the United States, on this 27th day of January, 2017.

FORTISUS INC.

By:	/s/ Barry V. Perry
	Name:	Barry V. Perry
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit	Description
4.1	Articles of Continuance of Fortis Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 filed with the Commission on March 17, 2016)
4.2	Bylaws of Fortis Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-4 filed with the Commission on March 17, 2016)
4.3	Form of Specimen Common Share Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 filed with the Commission on March 17, 2016)
5.1	Opinion of McInnes Cooper (filed herewith)
23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Deloitte & Touche LLP (filed herewith)
23.3	Consent of McInnes Cooper (included with Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of this Registration Statement)
99.1	Fortis Inc. Amended and Restated 2012 Employee Share Purchase Plan (filed herewith)